CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 11 to Registration Statement No. 333-100289 of Alpine Income Trust on Form N-1A of our report dated December 19, 2008, relating to the financial statements and financial highlights of Alpine Income Trust, including Alpine Municipal Money Market Fund and Alpine Ultra Short Tax Optimized Fund, appearing in the Annual Report on Form N-CSR of Alpine Income Trust for the year ended October 31, 2008, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also a part of this Registration Statement.

Milwaukee, Wisconsin
February 24, 2009